Exhibit 16.1

February 28, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Commissioners:

We have read the statements made by Yulong Eco-Materials Limited, Inc. (the “Company”), which to be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our Firm contained in the Item 4.01 of Form 8K.

/s/ Friedman LLP